Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements File Nos. 333-206415, 333-200940, 333-176241, 333-162122, 333-134014, 333-132008, 333-124900, 333-118647, 333-118646, 333-99337, 333-68387, 333-48969, 333-35193, 333-24621 on Form S-8 and 333-142960, 333-141311 and 333-02788 on Form S-3 of our reports dated February 29, 2016, relating to the consolidated financial statements and the financial statement schedule of Health Net, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Los Angeles, California
February 29, 2016